Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

Subject to Completion

Preliminary Pricing Supplement dated April 3, 2012

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement and do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

$ Notes due April 30, 2014 Linked to the Performance of Brent Crude (futures contract) Global Medium-Term Notes, Series A No. C-408

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Pricing Date:	April 25, 2012††

Issue Date:	April 30, 2012††

Final Valuation Date:	April 25, 2014†

Maturity Date:	April 30, 2014†

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	Brent Crude (futures contract) (“Brent Crude”), as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement. For reference purposes only, the Bloomberg ticker symbol for the Reference Asset is “CO1 <Comdty>”.

Digital Percentage:	[17.50-20.50]%. The actual Digital Percentage will be determined on the Pricing Date and will not be less than 17.50%.

Barrier Level:	[—], which is 80.00% of the Initial Price, rounded to the nearest hundredth.

Buffer Percentage:	20.00%

Payment at Maturity:

If the Final Price of the Reference Asset is greater than or equal to the Initial Price on the Final Valuation Date, you will receive at maturity a cash payment equal to the principal amount of your Notes plus the product of (i) 100% of your principal amount and (ii) the Digital Percentage, calculated as follows:

$1,000 + [$1,000 × Digital Percentage]

If the Final Price of the Reference Asset is less than the Initial Price and greater than or equal to the Barrier Level on the Final Valuation Date, you will receive at maturity a cash payment equal to the principal amount of your Notes.

If the Final Price of the Reference Asset is below the Barrier Level on the Final Valuation Date, you will receive at maturity a cash payment equal to the principal amount of your Notes plus the product of (i) 100% of your principal amount and (ii) the sum of (x) the Reference Asset Return and (y) the Buffer Percentage. Accordingly, if the settlement price of Brent Crude is below the Barrier Level on the Final Valuation Date, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 × (Reference Asset Return + Buffer Percentage)]

You may lose up to 80% of your principal if you invest in the Notes. If the Final Price of Brent Crude is below the Barrier Level on the Final Valuation Date, your Notes will be fully exposed to any declines in the Reference Asset from the Initial Price and you will lose 1% of the principal amount of your Notes for every 1% that the Reference Asset Return declines below -20% . Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Reference Asset Return:	The performance of the Reference Asset from the Initial Price to the Final Price, calculated as follows: Final Price – Initial Price Initial Price

Initial Price:	USD[—]/barrel, the settlement price of the Reference Asset on the Pricing Date.

Final Price:	The settlement price of Brent Crude on the Final Valuation Date.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738K2N0 and US06738K2N00

†

Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” in the prospectus supplement. If the Final Valuation Date is not a scheduled trading day, then the Final Valuation Date will be the next succeeding scheduled trading day. If the Final Valuation Date is postponed because it is not a scheduled trading day, then the maturity date will be postponed so that the number of business days between the Final Valuation Date (as postponed) and the maturity date (as postponed) remains the same.

††	Expected. In the event we make any change to the expected Pricing Date and Issue Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Notes remains the same.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-5 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	2.50%	97.50%
Total	$	$	$

*	Barclays Capital Inc. will receive commissions from the Issuer equal to 2.50% of the principal amount of the notes, or $25 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this preliminary pricing supplement. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns and examples set forth below assume an Initial Price of USD124.16/barrel, a Barrier Level of 99.33 (80% of the assumed Initial Price) and a Digital Percentage of 17.50%. The actual Initial Price, Barrier Level and Digital Percentage will be set on the Pricing Date. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

PPS-2

Final Price (USD/barrel)[1]	Reference Asset Return	Payment at Maturity	Total Return on Notes
248.32	100.00%	$1,175.00	17.50%
235.90	90.00%	$1,175.00	17.50%
223.49	80.00%	$1,175.00	17.50%
211.07	70.00%	$1,175.00	17.50%
198.66	60.00%	$1,175.00	17.50%
186.24	50.00%	$1,175.00	17.50%
173.82	40.00%	$1,175.00	17.50%
161.41	30.00%	$1,175.00	17.50%
148.99	20.00%	$1,175.00	17.50%
136.58	10.00%	$1,175.00	17.50%
133.47	7.50%	$1,175.00	17.50%
130.37	5.00%	$1,175.00	17.50%
127.26	2.50%	$1,175.00	17.50%
124.16	0.00%	$1,175.00	17.50%
117.95	-5.00%	$1,000.00	0.00%
111.74	-10.00%	$1,000.00	0.00%
105.54	-15.00%	$1,000.00	0.00%
99.33	-20.00%	$1,000.00	0.00%
86.91	-30.00%	$900.00	-10.00%
74.50	-40.00%	$800.00	-20.00%
62.08	-50.00%	$700.00	-30.00%
49.66	-60.00%	$600.00	-40.00%
37.25	-70.00%	$500.00	-50.00%
24.83	-80.00%	$400.00	-60.00%
12.42	-90.00%	$300.00	-70.00%
0.00	-100.00%	$200.00	-80.00%

[1]	The Final Price will be the settlement price on the Final Valuation Date as described under “Description of the Reference Asset” in this preliminary pricing supplement.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The price of the Reference Asset increases from an Initial Price of USD124.16/barrel to a Final Price of USD136.58/barrel, resulting in a Reference Asset Return of 10.00%.

Because the Final Price of Brent Crude was equal to or greater than the Barrier Level on the Final Valuation Date, the investor receives a payment at maturity of $1,175 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Digital Percentage]

$1,000 + [$1,000 × 17.50%] = $1,175.00

The total return on the investment of the Notes is 17.50%, the maximum return on the Notes.

PPS-3

Example 2: The price of the Reference Asset decreases from an Initial Price of USD124.16/barrel to a Final Price of USD105.54/barrel, resulting in a Reference Asset Return of -15%.

Because the Final Price of Brent Crude was less than the Initial Price and equal to or greater than the Barrier Level on the Final Valuation Date, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note.

The total return on the investment of the Notes is 0%.

Example 3: The price of the Reference Asset decreases from the Initial Price of USD124.16/barrel to a Final Price of USD74.50/barrel, resulting in a Reference Asset Return of -40.00%.

Because the Final Price of Brent Crude was below the Barrier Level on the Final Valuation Date, the investor receives a payment at maturity of $800.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × (Reference Asset Return + Buffer Percentage)]

$1,000 + [$1,000 × (-40.00% + 20.00%)] = $800.00

The total return on the investment of the Notes is -20.00%.

Example 4: The price of the Reference Asset decreases from the Initial Price of USD124.16/barrel to a Final Price of USD24.83/barrel, resulting in a Reference Asset Return of -80.00%.

Because the Final Price of Brent Crude was below the Barrier Level on the Final Valuation Date, the investor receives a payment at maturity of $800.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × (Reference Asset Return + Buffer Percentage)]

$1,000 + [$1,000 × (-80.00% + 20.00%)] = $400.00

The total return on the investment of the Notes is -60.00%.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The Payment at maturity, the Final Valuation Date, the Maturity Date, and the settlement price of the Reference Asset are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset”; and

•	For a description of further adjustments that may affect the Reference Asset, see “Reference Assets—Commodities—Discontinuation of Trading; Alteration of Method of Calculation”.

•

Digital Percentage—The Notes provide the opportunity to entitle you to a payment at maturity equal to the Digital Percentage multiplied by the principal amount of your Notes in the event that the Reference Asset Return is greater than or equal to 0.00%. The Digital Percentage will be set on the Pricing Date and will not be less than 17.50%. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party.

•

Limited Protection Against Loss—Payment at maturity of the principal amount of the Notes is protected against a decline in the Reference Asset Return but only to the extent that the settlement price of Brent Crude does not fall below the Barrier Level on the Final Valuation Date. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Selected Risk Considerations—Credit of Issuer” in this preliminary pricing supplement.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Reference Asset. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Internal Revenue Service could assert that you should be treated as if you owned the Reference Asset. Under such a characterization, it is possible that the Internal Revenue Service could assert that Section 1256 of the Internal Revenue Code should apply to your Notes. If Section 1256 were to apply to your Notes, gain or loss recognized with respect to your Notes would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Notes. You would also be required to mark your Notes to market at the end of each taxable year (i.e., recognize gain or loss as if the Notes had been sold for fair market value).

In addition, it is possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Asset that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset or any futures contracts relating to the Reference Asset. These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”;

•	“Risk Factors—Additional Risks Relating to Digital Notes; and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Commodities, an Index Containing Commodities, Shares or Other Interests in an Exchange-Traded Fund Invested in Commodities or Based in Part on Commodities”.

In addition to the risks discussed under the headings above, you should consider the following:

•

Your Investment in the Notes May Result in Significant Loss—The Notes do not guarantee any return of principal. The payment, if any, at maturity of the Notes is linked to the performance of the Reference Asset and will depend on whether, and the extent to which, the Reference Asset Return is positive or negative. If the Reference Asset declines by more than 20.00% from the Initial Price to the Final Price, you will lose 1% of the principal amount of your Notes for every 1% that the Index Return falls below -20.00%. You may lose up to 80% of the principal amount of your Notes.

PPS-5

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Limited Protection Only at Maturity and Only to the Extent Afforded by the Buffer Percentage—If the Reference Asset Return is negative, you will receive (subject to our credit risk) the principal amount of your Notes at maturity only if the Reference Asset declines from the Initial Price to the Final Price by a percentage less than the Buffer Percentage of 20.00%. Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

•

Your Maximum Return on the Notes Is Limited to the Digital Percentage—If the Final Price of Brent Crude is greater than or equal to the Initial Price, you will receive at maturity $1,000 plus an additional amount equal to the predetermined percentage of the principal amount, regardless of the appreciation of the Reference Asset, which may be significant. We refer to this percentage as the Digital Percentage. The actual Digital Percentage will be determined on the Pricing Date and will not be less than 17.50%. If the Reference Asset Return is equal to or greater than 0.00%, you will not participate in any appreciation of the Index or receive any amount other than the payment at maturity as described in this preliminary pricing supplement.

•

The Payment at Maturity on Your Notes is Not Based on the Price of Brent Crude at Any Time Other than the Final Valuation Date—The Final Price of the Reference Asset and whether the Barrier Level has been breached will be based solely on the Final Price of Brent Crude on the Final Valuation Date relative to the Initial Price (subject to adjustments as described in the prospectus supplement). Therefore, if the price of Brent Crude drops precipitously on the Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had the payment at maturity been linked to the price of Brent Crude at a time prior to such drop. Although the price of Brent Crude on the maturity date or at other times during the life of your Notes may be higher than the settlement price of Brent Crude on the Final Valuation Date, you will not benefit from the price of Brent Crude at any time other than on the Final Valuation Date.

•	No Interest Payments—As a holder of the Notes, you will not receive interest payments.

•

Holding the Notes is not the Same as Owning Brent Crude, Futures Contracts for Brent Crude or Certain Other Commodity Related Contracts Directly—The return on your Notes will not reflect the return you would realize if you actually purchased Brent Crude, futures contracts for Brent Crude or exchange-traded or over-the-counter instruments based on the price of Brent Crude. You will not have any rights that holders of such assets or instruments have.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

PPS-6

•

The Notes May Be Subject to Certain Risks Specific to Brent Crude—Brent Crude is an energy-related commodity. Consequently, in addition to factors affecting commodities generally that are described above and in the prospectus supplement, the Notes may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility. These may include, among others:

•	changes in the level of industrial and commercial activity with high levels of energy demand;

•	disruptions in the supply chain or in the production or supply of other energy sources;

•	price changes in alternative sources of energy;

•	adjustments to inventory;

•	variations in production and shipping costs;

•	costs associated with regulatory compliance, including environmental regulations; and

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor may offset or enhance the effect of another factor and may adversely affect the market value of the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Asset;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events especially those affecting the price of Brent Crude; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•

Prices of Commodities and Commodity Futures Contracts are Highly Volatile and May Change Unpredictably—Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the Reference Asset and, as a result, the market value of the Notes, and the payment you will receive on the Notes, if any.

Moreover, the prices of many of the commodities, particularly energy and agricultural commodities, reached historically high levels in 2009. Since reaching such highs, prices have fallen precipitously, to approximately 25% of their historic highs, in some case, and prices have experienced unprecedented volatility since that time. In the case of many commodities, recent prices have also risen substantially, although they have not reached their historically high levels. There is no assurance that prices will again reach their historically high levels or that volatility will subside. It is possible that lower prices, or increased volatility, will adversely affect the performance of Reference Asset and, as a result, the market value of the Notes.

•

Suspension or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Value of the Notes—The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the value of the Reference Asset, therefore, the value of the Notes.

•

Futures Contracts on Brent Crude Oil are the Benchmark Crude Oil in European Markets—Because futures contracts on Brent crude oil are the benchmark crude oil contracts in European markets, the Reference Asset will be affected by economic conditions in Europe, as well as by global economic conditions. A decline in economic activity in Europe, or globally, could result in decreased demand for crude oil and for futures contracts on crude oil, which could adversely affect the value of the Reference Asset and, therefore, the Notes.

•

Changes in Law or Regulation Relating to Commodity Futures Contracts May Adversely Affect the Market Value of the Notes and the Amounts Payable on your Notes—Commodity futures contracts such as the Reference Asset are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries. For example, the United States Congress has enacted legislation that is, among other things, intended to limit

PPS-7

speculation and increase transparency in the commodity markets and regulate the over-the-counter derivatives markets. The legislation also authorizes the Commodity Futures Trading Commission (the “CFTC”) to adopt rules on a variety of issues and many provisions of the legislation will not become effective until such rules are adopted.

Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses, and requires registration of, and imposes regulations on, swap dealers and major swap participants. The legislation also authorizes the CFTC to adopt rules with respect to the establishment of limits on futures positions that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation. The legislation also authorizes the CFTC to apply its position limits on physical commodities across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “economically equivalent” to the specified exchange-traded futures that are subject to the position limits. The enactment of the legislation, and the CFTC’s adoption of rules on position limits, which have been adopted but have not yet become effective, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts as well as related swaps and could make participation in the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations under the Notes. If they are imposed, those restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the commodity futures contracts, including the Reference Asset, which could adversely affect the prices of such contracts and, in turn, the market value of the Notes and the amounts payable on the Notes at maturity. In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap market and therefore in the futures markets, which would further restrict liquidity and adversely affect prices.

Historical Information

The following graph sets forth the historical performance of the Reference Asset based on the daily settlement price from January 7, 2002 through March 28, 2012. The settlement price of the Reference Asset on March 28, 2012 was $124.16/barrel.

We obtained the information below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical prices of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the settlement price of the Reference Asset on any day during the term of the Notes, including the Final Valuation Date. We cannot give you assurance that the performance of the Reference Asset will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-8